Exhibit 99.1

Investors:	Media:
Diamond Foods	Sard Verbinnen & Co for Diamond Foods
Linda Segre	Lucy Neugart/Stacy Roughan
SVP, Corporate Strategy	(415) 618-8750 or (310) 201-2040
(415) 230-7952	lneugart@sardverb.com
lsegre@diamondfoods.com	sroughan@sardverb.com

Diamond Reports Second Quarter Fiscal 2013 Financial Results

•	Consolidated net sales were $220.8 million, down from $262.4 million

•	Snacks segment net sales grew 7.2 percent and Nuts segment net sales declined 29.6 percent

•	Gross profit was $50.6 million, up from $41.9 million

•	Gross margin was 22.9 percent, up from 16.0 percent

•	GAAP net income was $10.1 million, compared to a GAAP net loss of $20.2 million

•	Adjusted EBITDA was $22.9 million, up from $16.6 million

(All comparisons above are to the second quarter of fiscal 2012)

SAN FRANCISCO, CA, March 11, 2013 – Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2013 second quarter ended January 31, 2013.

In the second quarter of fiscal 2013, Diamond’s GAAP earnings was $10.1 million and GAAP diluted net income per share (EPS) was $0.43. GAAP results for the quarter included $6.7 million of net charges primarily for audit committee investigation, restatement-related expenses, consulting fees, retention, severance and accrued contract termination expenses, offset in part by the clawback of bonuses previously paid to the former CEO and the reversal of certain previously recorded stock compensation expenses associated with former executives. GAAP results also included an $18.6 million gain related to a change in the fair value of the Oaktree warrant liability. Excluding these net charges and gain, Diamond’s non-GAAP net income for the second quarter of fiscal 2013 was $1.1 million and non-GAAP diluted EPS was $0.05.

“Our second quarter results reflect continued progress against our key initiatives, which are aimed at driving margin expansion and a more sustainable topline growth profile over time,” said Diamond’s Chief Executive Officer Brian J. Driscoll.

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Financial Review

During the second quarter of fiscal 2013, the Company changed its operating and reportable segments. While the Company previously had one operating and reportable segment, it now aggregates its operating segments into two reportable segments, which are Snacks and Nuts. The Snacks segment includes products sold under the Kettle U.S., Kettle U.K. and Pop Secret brands. The Nuts segment includes products sold under the Diamond of California and Emerald brands.

Consolidated net sales during the quarter decreased 15.8 percent, to $220.8 million, compared to the same quarter of the prior year, which was consistent with the Company’s plan to reduce reliance on discounting over time and eliminate underperforming SKUs. Gross profit was $50.6 million, or 22.9 percent of net sales, for the second quarter of fiscal 2013, compared to $41.9 million and 16.0 percent of net sales for the same quarter in the prior year.

Snacks Performance: Snacks net sales increased 7.2 percent, to $105.4 million, driven by an increase in net price realization on a 2 percent volume increase. Snacks gross profit was $34.8 million, or 33.0 percent of net sales, for the second quarter of fiscal 2013, compared to $28.4 million, or 28.9 percent of net sales, for the same quarter in the prior year. Improvement in Snacks gross profit as a percentage of net sales reflects an increase in net price realization.

Nuts Performance: Nuts net sales decreased 29.6 percent, to $115.4 million, driven by a 37.1 percent volume decline. The primary drivers of the decline relate to lower walnut supply, planned reductions in SKUs and promotional spending associated with the Emerald brand. Nuts gross profit was $15.7 million, or 13.6 percent of net sales, in the second quarter of fiscal 2013, compared to $13.5 million, or 8.2 percent of net sales, for the same quarter in the prior year. Improvement in Nuts gross profit as a percentage of net sales in the current quarter reflects a focus on increasing price realization, reducing lower performing SKUs and cost savings initiatives.

SG&A expense decreased to $32.3 million during the second quarter of fiscal 2013, compared to $34.3 million during the same quarter in the prior year. Included in the second quarter of fiscal 2013 are $6.7 million of certain SG&A items related primarily to restatement-related expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, offset in part by the clawback of bonuses previously paid to the former CEO and the reversal of certain previously recorded stock compensation expenses associated with former executives. Included in the second quarter of fiscal 2012 are $10.7 million of

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certain SG&A expenses related primarily to the audit committee investigation and walnut labeling settlement.

Advertising expense was $12.3 million, or 5.6 percent of net sales during the second quarter of fiscal 2013, compared to $11.6 million, or 4.4 percent of net sales, in the same quarter in the prior year. This increase in advertising expense was due to programs related to Pop Secret and the 100th anniversary of the Diamond of California culinary nut brand.

The Company recognized an $18.6 million gain on the Oaktree warrant liability in the quarter, primarily due to a decrease in the Company’s stock price on January 31, 2013, as compared to October 31, 2012.

Net interest expense was $14.2 million in the second quarter of fiscal 2013, compared to $6.5 million in the same quarter in the prior year. The increase was primarily due to the interest rate increase on the Secured Credit Agreement and the new Oaktree debt.

The Company’s effective tax rate was 2.5 percent for the second quarter of fiscal 2013.

GAAP net income was $10.1 million compared to a loss of ($20.2) million in the same quarter last year. On a non-GAAP basis, net income was $1.1 million compared to $0.2 million last year.

EPS for the second quarter of fiscal 2013 on a GAAP diluted basis was $0.43 compared to a loss of $0.93 in the prior year. Non-GAAP EPS on a diluted basis was $0.05 compared to $0.01 in the prior year.

The non-GAAP fully diluted EPS calculation includes 1.4 million and 1.8 million shares related to the Oaktree warrants based on the Treasury stock method for the second quarter and year-to-date periods, respectively.

Capital expenditures were $1.6 million for the second quarter of fiscal 2013.

Adjusted EBITDA was $22.9 million, or 10.4 percent of net sales, in the second quarter of fiscal 2013, compared to $16.6 million, or 6.3 percent of net sales, in the same quarter in the prior year. Year-to-date adjusted EBITDA increased $7.6 million, to $54.0 million, compared to prior year. Please refer to the table in the back of this press release for a reconciliation of GAAP to non-GAAP information.

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As of January 31, 2013, net debt outstanding was $553.8 million, including the Oaktree debt at its carrying value as described in Footnote 3 of the Notes to Consolidated Financial Statements included as a part of Diamond’s Quarterly Report on Form 10-Q.

Cash and availability on Diamond’s bank revolving line of credit on March 8, 2013 was approximately $80 million.

The Company expects to continue its strategy to seek improvements to net price realization through reductions in discounting and to rationalize Emerald SKUs. This continued strategic emphasis should result in consolidated net sales in the second half of fiscal 2013 to be down more on a year-over-year basis as compared to the first half of the fiscal year. The Company currently believes that its consolidated margin in the first half of fiscal 2013 represents a reasonable estimate for the remainder of fiscal year 2013, although it may fluctuate if brand development tactics change and/or walnut or other commodity costs increase. The Company also expects to continue investing in advertising across its brands as part of the focus on balancing promotional spending with consumer oriented activities.

Conference Call

Diamond will host an investor conference call and webcast on March 11, 2013, at 1:30 p.m. Pacific Daylight Time, to discuss results, for the second quarter of fiscal 2013.

To participate in the call via telephone dial (888) 213-3934 from the U.S./Canada or (913) 312-1447 elsewhere and enter the participant pass code of 742-4396. To listen to the call over the internet, visit the company’s website at http://www.diamondfoods.com and select “Investor Relations.”

Archived audio replays of the call will be available on the company’s website and via telephone. The latter will begin approximately two hours after the call’s conclusion and remain available through 5:00 p.m. Pacific Daylight Time March 18, 2013. It can be accessed by dialing (888) 203-1112 from the U.S./Canada or (719) 457-0820 elsewhere. Both phone numbers require the participant pass code 742-4396.

To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

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Financial Summary

Summarized Statement of Operations:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
Net sales	$220,844	$262,351	$479,306	$549,744
Cost of sales	170,275	220,429	370,191	446,515

Gross profit	50,569	41,922	109,115	103,229
Operating expenses:
Selling, general and administrative	32,266	34,304	70,447	63,759
Advertising	12,294	11,638	21,339	24,354
Acquisition and integration related expenses	—	12,091	—	29,305
(Gain) on warrant liability	(18,625)	—	(11,109)	—

Total operating expenses	25,935	58,033	80,677	117,418

Income (loss) from operations	24,634	(16,111)	28,438	(14,189)
Interest expense, net	14,231	6,471	28,143	12,232

Income (loss) before income taxes	10,403	(22,582)	295	(26,421)
Income taxes (benefit)	262	(2,398)	883	(17,038)

Net income (loss)	$10,141	$(20,184)	$(588)	$(9,383)

Earnings (loss) per share (EPS):
Basic	$0.46	$(0.93)	$(0.03)	$(0.43)
Diluted	$0.43	$(0.93)	$(0.03)	$(0.43)
Shares used to compute EPS:
Basic	21,781	21,724	21,703	21,684
Diluted	23,142	21,724	21,703	21,684

Segment information:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands)	2013	2012	2013	2012
Net sales
Snacks	$105,421	$98,356	$216,664	$209,258
Nuts	115,423	163,995	262,642	340,486

Total	220,844	262,351	479,306	549,744

Gross profit
Snacks	34,836	28,448	73,129	63,445
Nuts	15,733	13,474	35,986	39,784

Total	$50,569	$41,922	$109,115	$103,229

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Summarized Balance Sheet Data:

	January 31,
(in thousands)	2013	2012
Cash and cash equivalents	$4,583	$1,333
Trade receivables, net	67,934	93,782
Inventories	182,143	220,611
Current assets	276,040	383,697
Property plant and equipment, net	138,073	157,303
Other intangible assets, net	434,401	441,669
Goodwill	404,791	403,903
Current liabilities	242,228	330,231
Total debt	558,360	558,449
Stockholders’ equity	328,577	402,130

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Non-GAAP Financial Information

Reconciliation of income (loss) before income taxes to non-GAAP EPS:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
GAAP income (loss) before income taxes	$10,403	$(22,582)	$295	$(26,421)

(Gain) on warrant liability	(18,625)	—	(11,109)	—
Reduction of liability due to lease assignment	—	—	(1,319)	—
Adjustment to remove costs associated with acquisitions and integrations	—	12,091	—	29,305
Adjustment to exclude certain SG&A expenses (1)	6,653	10,710	18,794	12,726

Non-GAAP income before income taxes	(1,569)	219	6,661	15,610

GAAP income taxes (benefit)	262	(2,398)	883	(17,038)
Tax effect of Non-GAAP adjustments	(2,973)	2,384	(513)	16,070

Non-GAAP income taxes (benefit)	(2,711)	(14)	370	(968)
Non-GAAP net income	$1,142	$233	$6,291	$16,578

Non-GAAP EPS-diluted	$0.05	$0.01	$0.26	$0.75
Shares used in computing Non-GAAP EPS-diluted	23,523	22,056	23,882	22,044

(1)	Fiscal 2013 SG&A expenses related primarily to audit committee investigation, restatement-related expenses, legal investigation expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, offset by the clawback of bonuses paid to former CEO and the reversal of certain previously recorded stock compensation expenses associated with former executives.

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Reconciliation of GAAP net income (loss) to Adjusted EBITDA:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands)	2013	2012	2013	2012
Net income (loss)	$10,141	$(20,184)	$(588)	$(9,383)
Income taxes (benefit)	262	(2,398)	883	(17,038)

Income (loss) before income taxes	10,403	(22,582)	295	(26,421)
Interest expense, net	14,231	6,471	28,143	12,232

Income from operations	24,634	(16,111)	28,438	(14,189)
Costs associated with acquisitions and integrations	—	12,091	—	29,305
Reduction of liability due to lease assignment	—	—	(1,319)	—
(Gain) on warrant liability	(18,625)	—	(11,109)	—
Certain SG&A expenses (1)	8,896	10,710	20,680	12,726
Stock-based compensation expense (2)	(128)	2,949	1,122	4,851
Depreciation and amortization	8,171	6,916	16,138	13,659

Adjusted EBITDA	$22,948	$16,555	$53,950	$46,352

(1)	Fiscal 2013 SG&A expenses related primarily to audit committee investigation, restatement-related expenses, legal investigation expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, offset by the clawback of bonuses paid to former CEO. For Non-GAAP EPS calculations, certain SG&A expenses also includes retention related stock-based compensation and the reversal of certain previously recorded stock compensation expenses associated with former executives.
(2)	Stock-based compensation for the three and six months ended January 31, 2013, included a $2.5 million reversal of certain previously recorded stock compensation expenses associated with former executives.

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About Diamond’s non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:

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In the second quarter of fiscal 2013, $18.6 million due to a gain on Oaktree warrant liability, $6.7 million due to SG&A expenses related primarily to restatement-related expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, offset by the clawback of stock compensation and bonuses paid to the former CEO and the reversal of certain previously recorded stock compensation expenses associated with former executives.

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In the second quarter of fiscal 2012, $12.1 million in costs were incurred due to the proposed acquisition of Pringles, $10.7 million due to SG&A expenses related primarily to the audit committee investigation and walnut labeling settlement, and $2.9 million in stock-based compensation.

•

Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned SG&A and acquisition and integration costs. We believe that adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature adjusted EBITDA, in conjunction with

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traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements

This press release includes forward-looking statements, including statements about our progress in key initiatives, margin expansion and top line or revenue growth, improvements in net price realization, SKU rationalization, projections for net sales and gross profit as a percentage of net sales and suggestions about future financial and operating performance and results that may be implicit in summaries of recent results. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements. These forward-looking statements are based on our assumptions, expectations and projections about future events only as of the date of this press release, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Many of our forward-looking statements are subject to trends and potential developments discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: risks relating to our leverage and its effect on our ability to respond to changes in our business, markets and industry; potential increases in the cost of our debt; uncertainty about our ability to raise additional capital and the

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possible dilutive impact of raising such capital; risks relating to litigation and regulatory proceedings; uncertainties relating to availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

About Diamond

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® chips, Emerald® nut varieties, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and nuts are sold.

Corporate Web Site: www.diamondfoods.com

The Diamond Foods, Inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=6112

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